UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013 (October 22, 2013)

BankUnited, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35039	27-0162450
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14817 Oak Lane

Miami Lakes, FL 33016

(Address of principal executive offices) (Zip Code)

(305) 569-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On October 22, 2013, BankUnited, Inc. (the “Company”) reported its results for the quarter ended September 30, 2013:

For the quarter ended September 30, 2013, the Company reported net income of $54.3 million, or $0.52 per diluted share, as compared to $49.6 million, or $0.48 per diluted share, for the quarter ended September 30, 2012.

For the nine months ended September 30, 2013, the Company reported net income of $156.5 million, or $1.51 per diluted share, generating an annualized return on average stockholders’ equity of 11.27% and an annualized return on average assets of 1.61%.  The Company reported net income of $148.8 million, or $1.44 per diluted share, for the nine months ended September 30, 2012.

Performance Highlights

•                  New loans grew by $1.1 billion during the third quarter of 2013.  For the nine months ended September 30, 2013, new loans increased by $2.5 billion to $6.2 billion.

•                  Total deposits increased by $817 million for the quarter ended September 30, 2013 to $9.8 billion, reflecting growth across all deposit categories. For the nine months ended September 30, 2013, total deposits grew by $1.3 billion.

•                  The net interest margin, calculated on a tax-equivalent basis, was 5.70% for the quarter ended September 30, 2013.

•                  Earnings for the quarter ended September 30, 2013 benefited from a reduction in the effective income tax rate, primarily due to a $3.6 million release of reserves for uncertain tax liabilities.

•                  Book value and tangible book value per common share were $18.70 and $18.01, respectively, at September 30, 2013.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at September 30, 2013 were as follows:

Tier 1 leverage	13.1%

Tier 1 risk-based capital	24.1%

Total risk-based capital	25.0%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $7.8 billion at September 30, 2013 from $5.6 billion at December 31, 2012.  New loans grew by $2.5 billion to $6.2 billion at September 30, 2013 from $3.7 billion at December 31, 2012.  Covered loans declined to $1.6 billion at September 30, 2013 from $1.9 billion at December 31, 2012.

For the quarter ended September 30, 2013, new commercial loans, including commercial loans, commercial real estate loans and leases, grew $762 million to $4.5 billion, reflecting the continued success of lending operations in New York, further expansion of market share in Florida and growth of the lending subsidiaries. New residential loans grew by $270 million to $1.6 billion during the third quarter of 2013, primarily as a result of the continuation of the Company’s residential loan purchase program.

A comparison of portfolio composition at September 30, 2013 and December 31, 2012 follows:

	New Loans		Total Loans
	September 30,	December 31,	September 30,	December 31,
	2013	2012	2013	2012
Single family residential and home equity	25.9%	25.0%	38.0%	45.3%
Commercial real estate	35.0%	31.8%	30.6%	25.6%
Commercial	36.7%	42.3%	29.5%	28.5%
Consumer	2.4%	0.9%	1.9%	0.6%
	100.0%	100.0%	100.0%	100.0%

The Company’s portfolio of equipment under operating lease grew by $99.7 million for the quarter ended September 30, 2013 to $185.0 million.

Asset Quality

Asset quality remained strong. Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At September 30, 2013, covered loans represented 19.9% of the total loan portfolio, as compared to 33.5% at December 31, 2012.

The ratio of non-performing new loans to total new loans was 0.39% at September 30, 2013 and 0.43% at December 31, 2012. The ratio of total non-performing loans to total loans was 0.50% at September 30, 2013 as compared to 0.62% at December 31, 2012.  At September 30, 2013, non-performing assets totaled $87.2 million, including $48.5 million of other real estate owned (“OREO”), as compared to $110.6 million, including $76.0 million of OREO, at December 31, 2012. At September 30, 2013, 71% of total non-performing assets were covered assets.

For the quarters ended September 30, 2013 and 2012, the Company recorded provisions for loan losses of $2.6 million and $6.4 million, respectively.  Of these amounts, $(2.8) million and $1.0 million, respectively, related to provisions for (recoveries of) covered loans, and $5.4 million and $5.4 million, respectively, related to provisions for new loans.

For the nine months ended September 30, 2013 and 2012, the Company recorded provisions for loan losses of $19.5 million and $17.9 million, respectively.  Of these amounts, $(1.0) million and $1.1 million, respectively, related to provisions for (recoveries of) covered loans, and $20.4 million and $16.7 million, respectively, related to provisions for new loans.

The provisions related to new loans reflect growth in the new loan portfolio offset in part by reductions in general loss factors. For the nine months ended September 30, 2013, the provision for new loans was also impacted by specific reserves recognized on impaired loans, particularly related to one commercial relationship.

The provisions (recoveries) related to covered loans were significantly mitigated by offsetting increases or decreases in non-interest income recorded in “Net loss on indemnification asset.”

The following tables summarize the activity in the allowance for loan and lease losses for the three and nine months ended September 30, 2013 and 2012 (in thousands):

	Three Months Ended September 30, 2013				Three Months Ended September 30, 2012
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$4,304	$13,908	$40,219	$58,431	$11,085	$9,878	$34,672	$55,635
Provision	(842)	(1,995)	5,441	2,604	(867)	1,888	5,353	6,374
Charge-offs	(117)	(1,317)	(586)	(2,020)	(296)	(1,032)	(578)	(1,906)
Recoveries	—	147	457	604	—	131	182	313
Balance at end of period	$3,345	$10,743	$45,531	$59,619	$9,922	$10,865	$39,629	$60,416

	Nine Months Ended September 30, 2013				Nine Months Ended September 30, 2012
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$8,019	$9,874	$41,228	$59,121	$16,332	$7,742	$24,328	$48,402
Provision	(2,440)	1,452	20,440	19,452	(3,649)	4,786	16,729	17,866
Charge-offs	(2,234)	(3,223)	(16,837)	(22,294)	(2,761)	(3,072)	(1,694)	(7,527)
Recoveries	—	2,640	700	3,340	—	1,409	266	1,675
Balance at end of period	$3,345	$10,743	$45,531	$59,619	$9,922	$10,865	$39,629	$60,416

Deposits

At September 30, 2013, deposits totaled $9.8 billion compared to $8.5 billion at December 31, 2012.  Demand deposits, including non-interest bearing and interest bearing deposits, comprised 23% of total deposits at September 30, 2013.  The average cost of deposits was 0.64% for the quarter ended September 30, 2013 as compared to 0.78% for the quarter ended September 30, 2012 and 0.66% for the nine months ended September 30, 2013 as compared to 0.84% for the nine months ended September 30, 2012.  The decrease in the average cost of deposits was attributable to both the growth in non-interest bearing deposits as a percentage of average total deposits and a decline in market rates of interest. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.59% and 0.61%, respectively, for the three and nine months ended September 30, 2013.

Net interest income

Net interest income for the quarter ended September 30, 2013 grew to $164.1 million from $139.4 million for the quarter ended September 30, 2012. Net interest income for the nine months ended September 30, 2013 was $482.0 million as compared to $423.0 million for the nine months ended September 30, 2012.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 5.70% for the quarter ended September 30, 2013 as compared to 5.47% for the quarter ended September 30, 2012.  Net interest margin, calculated on a tax-equivalent basis, was 5.92% for the nine months ended September 30, 2013 as compared to 5.82% for the nine months ended September 30, 2012. Significant factors impacting the trend in net interest margin for the three and nine months ended September 30, 2013 included:

•           The tax-equivalent yield on loans declined to 8.83% and 9.79%, respectively, for the three and nine months ended September 30, 2013 compared to 10.79% and 11.80% for the corresponding periods in 2012, primarily because new loans, originated at yields lower than those on the covered loan portfolio, comprised a greater percentage of total loans.

•           The yield on new loans decreased to 3.71% and 3.85%, respectively, for the quarter and nine months ended September 30, 2013 from 4.29% and 4.44% for the quarter and nine months ended September 30, 2012, primarily reflecting lower market interest rates.

•           The yield on covered loans increased to 26.91% and 25.93%, respectively, for the quarter and nine months ended September 30, 2013 from 20.07% and 20.02% for the quarter and nine months ended September 30, 2012. The increase in the yield on covered loans was impacted by (i) improvements in expected cash flows and (ii) the inclusion in interest income for the quarter and nine months ended September 30, 2013 of proceeds of $13.2 million and $39.0 million, respectively, from the sale of ACI residential loans from a pool with a carrying value of zero.

•           Loans, which are higher yielding than other types of interest earning assets, comprised a higher percentage of average interest earning assets for the three and nine months ended September 30, 2013 as compared to the corresponding periods in 2012.

•           The average rate on interest bearing liabilities declined to 0.93% and 0.96%, respectively, for the quarter and nine months ended September 30, 2013 from 1.31% and 1.38% for the corresponding periods in 2012, primarily due to declining market interest rates.

As anticipated, the net interest margin for the quarter ended September 30, 2013 declined by 0.44% in comparison to the immediately preceding quarter, largely due to a decline in the average yield on loans. This decline resulted primarily from continued growth of new loans as a percentage of the total loan portfolio. The cost of interest bearing liabilities remained relatively stable quarter over quarter.

The Company’s net interest margin has been impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the carrying value of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition (as defined below), the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the nine months ended September 30, 2013 and the year ended December 31, 2012 were as follows (in thousands):

Balance, December 31, 2011	$1,523,615
Reclassification from non-accretable difference	206,934
Accretion	(444,483)
Balance, December 31, 2012	1,286,066
Reclassification from non-accretable difference	231,070
Accretion	(313,326)
Balance, September 30, 2013	$1,203,810

Non-interest income

Non-interest income totaled $1.3 million and $25.2 million for the quarter and nine months ended September 30, 2013 as compared to $25.7 million and $83.7 million for the quarter and nine months ended September 30, 2012.

As anticipated, in 2013, the Company began amortizing the FDIC indemnification asset. In prior periods, we recorded accretion of discount on the FDIC indemnification asset.  Non-interest income included amortization of the FDIC indemnification asset of $(12.4) million and $(21.8) million, respectively, for the quarter and nine months ended September 30, 2013 compared to accretion of $3.4 million and $14.5 million, respectively, for the quarter and nine months ended September 30, 2012. As the expected cash flows from ACI loans have increased as discussed above, expected cash flows from the FDIC indemnification asset have decreased.

Income from resolution of covered assets, net was $24.6 million and $64.4 million, respectively, for the quarter and nine months ended September 30, 2013 compared to $17.5 million and $39.6 million for the quarter and nine months ended September 30, 2012. This increase in income resulted mainly from higher income from commercial recoveries and lower losses from residential foreclosure resolutions.

Net loss on indemnification asset was $(18.4) million and $(47.7) million, respectively, for the quarter and nine months ended September 30, 2013, compared to $(14.2) million and $(26.6) million for the quarter and nine months ended September 30, 2012.  This line item represents the mitigating impact of FDIC indemnification on gains and losses arising from certain transactions related to the covered assets. Significant factors impacting these variances included increased income from resolution of covered assets, net, fluctuations in the provision for (recovery of) losses on covered loans, the loss on sale of covered loans, reduced OREO impairment and more favorable results from the sale of OREO.

Loss on the sale of covered loans was $4.3 million and $9.4 million for the quarter and nine months ended September 30, 2013. No covered loans were sold during the quarter and nine months ended September 30, 2012.

Gains on investment securities available for sale for the quarter and nine months ended September 30, 2013 related primarily to sales of securities to fund loan originations. Securities gains for the nine months ended September 30, 2013 also included gains of $1.6 million from the sale of securities in conjunction with the merger of Herald National Bank (“Herald”) into BankUnited.  The quarter and nine months ended September 30, 2012 included approximately $6.0 million of aggregate realized gains from the liquidation of our position in non-investment grade and certain other preferred stock positions in order to reduce our concentration in bank preferred stock investments.

Declines in FDIC reimbursement of costs of resolution of covered assets and mortgage insurance income reflect the lower volume of covered loan foreclosure resolution activity.

Non-interest expense

Non-interest expense totaled $84.3 million and $243.1 million, respectively, for the quarter and nine months ended September 30, 2013 as compared to $77.2 million and $244.4 million for the quarter and nine months ended September 30, 2012.

Employee compensation and benefits for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012 reflected a decrease of $10.2 million in equity-based compensation resulting primarily from the vesting in 2012 of instruments issued in conjunction with the Company’s initial public offering of common stock in 2011.  Increased compensation costs related to the Company’s growth and expansion into New York largely offset this decrease in equity-based compensation and drove an increase in employee compensation and benefits of $2.1 million for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012.

Occupancy and equipment expense increased to $16.6 million and $47.0 million, respectively, for the quarter and nine months ended September 30, 2013 from $13.7 million and $38.8 million for the quarter and nine months ended September 30, 2012 due primarily to our expansion into New York and the growth and refurbishment of our branch network in Florida.

For the quarter and nine months ended September 30, 2013, the aggregate of foreclosure and OREO expense was $2.8 million and $7.4 million, respectively, as compared to $4.8 million and $14.9 million for the quarter and nine months ended September 30, 2012.  For the quarter and nine months ended September 30, 2013, the net amount of gain on sale of OREO and impairment of OREO was $(1.7) million and $(7.1) million, respectively, as compared to (gain) loss of $(25) thousand and $6.5 million for the quarter and nine months ended September 30, 2012.  These changes reflect continuing trends of lower levels of OREO and foreclosure activity and an improving real estate market.

Provision for income taxes

The effective income tax rate decreased to 30.9% and 36.0%, for the three and nine months ended September 30, 2013 from 39.2% for both the three and nine months ended September 30, 2012.  The decrease reflects the release in the third quarter of 2013 of $3.6 million in reserves for uncertain state income tax positions as a result of the lapse in the statute of limitations related thereto.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc. is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with $14.1 billion of assets, 98 banking centers in 15 Florida counties and 5 banking centers in the New York metropolitan area at September 30, 2013.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.3 billion.  The Company has received $2.5 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 available at the SEC’s website (www.sec.gov).

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
ASSETS

Cash and due from banks:
Non-interest bearing	$42,360	$61,088
Interest bearing	16,854	21,507
Interest bearing deposits at Federal Reserve Bank	463,311	408,827
Federal funds sold	3,154	3,931
Cash and cash equivalents	525,679	495,353
Investment securities available for sale, at fair value (including covered securities of $206,666 and $226,505)	3,871,948	4,172,412
Non-marketable equity securities	149,816	133,060
Loans held for sale	844	2,129
Loans (including covered loans of $1,550,974 and $1,864,375)	7,806,563	5,571,739
Allowance for loan and lease losses	(59,619)	(59,121)
Loans, net	7,746,944	5,512,618
FDIC indemnification asset	1,265,037	1,457,570
Bank owned life insurance	206,296	207,069
Other real estate owned (including covered OREO of $47,546 and $76,022)	48,510	76,022
Deferred tax asset, net	79,954	62,274
Goodwill and other intangible assets	69,240	69,768
Other assets	343,746	187,678
Total assets	$14,308,014	$12,375,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$1,680,004	$1,312,779
Interest bearing	632,159	542,561
Savings and money market	4,429,034	4,042,022
Time	3,106,906	2,640,711
Total deposits	9,848,103	8,538,073
Short-term borrowings	6,015	8,175
Federal Home Loan Bank advances and other borrowings	2,363,745	1,916,919
Other liabilities	204,337	106,106
Total liabilities	12,422,200	10,569,273

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 100,860,270 and 95,006,729 shares issued and outstanding	1,009	950
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; 5,415,794 shares of Series A issued and outstanding at December 31, 2012	—	54
Paid-in capital	1,327,164	1,308,315
Retained earnings	504,702	413,385
Accumulated other comprehensive income	52,939	83,976
Total stockholders’ equity	1,885,814	1,806,680
Total liabilities and stockholders’ equity	$14,308,014	$12,375,953

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Interest income:
Loans	$158,332	$137,039	$458,183	$415,957
Investment securities available for sale	27,993	32,149	88,194	99,247
Other	1,359	1,117	3,780	3,306
Total interest income	187,684	170,305	550,157	518,510
Interest expense:
Deposits	15,248	16,459	44,287	50,466
Borrowings	8,318	14,429	23,915	45,021
Total interest expense	23,566	30,888	68,202	95,487
Net interest income before provision for (recovery of) loan losses	164,118	139,417	481,955	423,023
Provision for (recovery of) loan losses (including $(2,837), $1,021, $(988) and $1,137 for covered loans)	2,604	6,374	19,452	17,866
Net interest income after provision for (recovery of) loan losses	161,514	133,043	462,503	405,157
Non-interest income:
(Amortization) accretion of FDIC indemnification asset	(12,354)	3,432	(21,784)	14,513
Income from resolution of covered assets, net	24,592	17,517	64,362	39,602
Net loss on indemnification asset	(18,377)	(14,199)	(47,747)	(26,602)
FDIC reimbursement of costs of resolution of covered assets	2,040	3,566	7,165	13,415
Service charges and fees	3,634	3,095	10,355	9,440
Gain (loss) on sale of loans, net (including loss related to covered loans of $(4,286) and $(9,368) for the three and nine months ended September 30, 2013)	(4,081)	189	(8,782)	698
Gain on investment securities available for sale, net (including loss related to covered securities of $(963) for the nine months ended September 30, 2013)	1,066	6,035	6,288	6,931
Mortgage insurance income	310	2,571	1,212	8,910
Other non-interest income	4,476	3,478	14,160	16,841
Total non-interest income	1,306	25,684	25,229	83,748
Non-interest expense:
Employee compensation and benefits	44,117	41,968	130,219	132,544
Occupancy and equipment	16,571	13,725	46,994	38,776
Impairment (recovery) of other real estate owned	(243)	1,385	1,456	7,980
Gain on sale of other real estate owned	(1,454)	(1,410)	(8,576)	(1,499)
Other real estate owned expense	533	1,756	2,663	5,193
Foreclosure expense	2,270	3,060	4,769	9,671
Deposit insurance expense	1,926	2,040	5,587	5,136
Professional fees	4,831	3,850	17,212	11,452
Telecommunications and data processing	2,842	3,379	9,694	9,730
Other non-interest expense	12,870	7,469	33,101	25,388
Total non-interest expense	84,263	77,222	243,119	244,371
Income before income taxes	78,557	81,505	244,613	244,534
Provision for income taxes	24,248	31,948	88,070	95,776
Net income	54,309	49,557	156,543	148,758
Preferred stock dividends	—	921	—	2,762
Net income available to common stockholders	$54,309	$48,636	$156,543	$145,996
Earnings per common share, basic	$0.52	$0.48	$1.52	$1.45
Earnings per common share, diluted	$0.52	$0.48	$1.51	$1.44
Cash dividends declared per common share	$0.21	$0.17	$0.63	$0.51

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended September 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$7,234,822	$160,257	8.83%	$5,117,295	$138,252	10.79%
Investment securities available for sale	4,030,197	28,670	2.85%	4,658,274	33,082	2.84%
Other interest earning assets	416,185	1,359	1.30%	559,889	1,117	0.80%
Total interest earning assets	11,681,204	190,286	6.50%	10,335,458	172,451	6.66%
Allowance for loan and lease losses	(61,792)			(56,392)
Non-interest earning assets	2,009,626			2,372,698
Total assets	$13,629,038			$12,651,764
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$571,884	636	0.44%	$505,657	824	0.65%
Savings and money market deposits	4,342,628	5,191	0.47%	3,989,263	5,867	0.59%
Time deposits	2,927,537	9,421	1.28%	2,661,285	9,768	1.46%
Total interest bearing deposits	7,842,049	15,248	0.77%	7,156,205	16,459	0.91%
Borrowings:
FHLB advances and other borrowings	2,198,613	8,316	1.50%	2,225,235	14,420	2.58%
Short-term borrowings	1,118	2	0.50%	7,952	9	0.43%
Total interest bearing liabilities	10,041,780	23,566	0.93%	9,389,392	30,888	1.31%
Non-interest bearing demand deposits	1,568,407			1,199,577
Other non-interest bearing liabilities	144,231			335,193
Total liabilities	11,754,418			10,924,162
Stockholders’ equity	1,874,620			1,727,602
Total liabilities and stockholders’ equity	$13,629,038			$12,651,764
Net interest income		$166,720			$141,563
Interest rate spread			5.57%			5.35%
Net interest margin			5.70%			5.47%

(1) On a tax-equivalent basis where applicable

(2) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Nine Months Ended September 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Assets:
Interest earning assets:
Loans	$6,311,252	$463,144	9.79%	$4,736,869	$418,835	11.80%
Investment securities available for sale	4,245,236	90,327	2.84%	4,582,143	103,129	3.00%
Other interest earning assets	471,625	3,780	1.07%	535,912	3,306	0.82%
Total interest earning assets	11,028,113	557,251	6.74%	9,854,924	525,270	7.11%
Allowance for loan and lease losses	(62,272)			(54,540)
Non-interest earning assets	2,060,332			2,408,962
Total assets	$13,026,173			$12,209,346
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$562,299	1,945	0.46%	$494,331	2,406	0.65%
Savings and money market deposits	4,208,333	15,175	0.48%	3,870,050	18,790	0.65%
Time deposits	2,734,198	27,167	1.33%	2,621,599	29,270	1.49%
Total interest bearing deposits	7,504,830	44,287	0.79%	6,985,980	50,466	0.96%
Borrowings:
FHLB advances and other borrowings	2,026,828	23,896	1.58%	2,229,674	44,976	2.69%
Short-term borrowings	5,977	19	0.43%	14,777	45	0.41%
Total interest bearing liabilities	9,537,635	68,202	0.96%	9,230,431	95,487	1.38%
Non-interest bearing demand deposits	1,458,849			1,040,153
Other non-interest bearing liabilities	172,342			276,857
Total liabilities	11,168,826			10,547,441
Stockholders’ equity	1,857,347			1,661,905
Total liabilities and stockholders’ equity	$13,026,173			$12,209,346
Net interest income		$489,049			$429,783
Interest rate spread			5.78%			5.73%
Net interest margin			5.92%			5.82%

(1) On a tax-equivalent basis where applicable

(2) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Basic earnings per common share:
Numerator:
Net income	$54,309	$49,557	$156,543	$148,758
Preferred stock dividends	—	(921)	—	(2,762)
Net income available to common stockholders	54,309	48,636	156,543	145,996
Distributed and undistributed earnings allocated to participating securities	(2,132)	(3,536)	(7,427)	(10,505)
Income allocated to common stockholders for basic earnings per common share	$52,177	$45,100	$149,116	$135,491
Denominator:
Weighted average common shares outstanding	100,737,319	94,196,429	99,131,377	94,856,763
Less average unvested stock awards	(1,085,044)	(746,934)	(1,118,496)	(1,184,068)
Weighted average shares for basic earnings per common share	99,652,275	93,449,495	98,012,881	93,672,695
Basic earnings per common share	$0.52	$0.48	$1.52	$1.45
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$52,177	$45,100	$149,116	$135,491
Adjustment for earnings reallocated from participating securities	4	2,615	1,264	15
Income used in calculating diluted earnings per common share	$52,181	$47,715	$150,380	$135,506
Denominator:
Average shares for basic earnings per common share	99,652,275	93,449,495	98,012,881	93,672,695
Dilutive effect of stock options and preferred shares	196,190	5,613,427	1,626,264	187,582
Weighted average shares for diluted earnings per common share	99,848,465	99,062,922	99,639,145	93,860,277
Diluted earnings per common share	$0.52	$0.48	$1.51	$1.44

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial ratios	2013 (4)	2012 (4)	2013 (4)	2012 (4)

Return on average assets	1.58%	1.56%	1.61%	1.63%
Return on average stockholders’ equity	11.49%	11.41%	11.27%	11.96%
Net interest margin (5)	5.70%	5.47%	5.92%	5.82%

	September 30,	December 31,
Capital ratios	2013	2012

Tier 1 leverage	13.11%	13.16%
Tier 1 risk-based capital	24.10%	33.60%
Total risk-based capital	24.97%	34.88%

	September 30, 2013		December 31, 2012
Asset quality ratios	Non-Covered	Total	Non-Covered	Total

Non-performing loans to total loans (1) (3)	0.39%	0.50%	0.43%	0.62%
Non-performing assets to total assets (2)	0.18%	0.61%	0.13%	0.89%
Allowance for loan and lease losses to total loans (3)	0.73%	0.76%	1.11%	1.06%
Allowance for loan and lease losses to non-performing loans (1)	186.06%	153.98%	256.65%	171.21%
Net charge-offs to average loans (4)	0.47%	0.40%	0.09%	0.17%

(1)         We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)         Non-performing assets include non-performing loans and other real estate owned.

(3)         Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4)         Annualized.

(5)         On a tax-equivalent basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2013	BANKUNITED, INC.

/s/ Leslie Lunak
	Name:	Leslie Lunak
	Title:	Chief Financial Officer